Exhibit 27(l)(1)
[EVERSHEDS SUTHERLAND (US) LLP]

STEPHEN E. ROTH
DIRECT LINE: 202.383.0158
E-mail: steveroth@eversheds-sutherland.com

VIA EDGAR TRANSMISSION

CONSENT OF EVERSHEDS SUTHERLAND (US) LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Post-effective Amendment No. 13 to the Registration Statement on Form N-4 for the SecureFoundation Variable Annuity (individual) contracts issued through Variable Annuity-8 Series Account of Empower Annuity Insurance Company of America (File No. 333-203627). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS SUTHERLAND (US) LLP

    By:    /s/ Stephen E. Roth
     Stephen E. Roth

Washington, D.C.
April 15, 2025